                                                                    EXHIBIT 11.1

                              HELLO DIRECT, INC.

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                                 Three Months Ended
                                                                       March 31,
                                                                  1996         1995
                                                               ----------   ----------
Net income                                                     $  255,000   $  810,000
                                                               ==========   ==========
Weighted average common shares outstanding                      5,013,000      453,000
Common stock equivalents:
   Common stock options, utilizing treasury stock method
      when dilutive                                                  0.00      137,000
   Preferred stock, utilizing as if converted method when
     dilutive                                                        0.00    2,708,000
Staff Accounting Bulletin No. 83 issuances and grants (1)            0.00       48,000
                                                               ----------   ----------
Weighted average shares outstanding                             5,013,000    3,346,000
                                                               ==========   ==========
Net income per share                                           $     0.05   $     0.24
                                                               ==========   ==========

(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and preferred stock issued for consideration below the assumed initial public offering (IPO) price, and stock options and warrants granted with exercise prices below the IPO proce during the 12-month period preceding the date of the initial filing of the Registration Statement, have been included in the calculation of common equivalent shares, using the treasury stock method, as if they were outstanding for all periods presented.